EXHIBIT 99.1

NEWS	FOR IMMEDIATE RELEASE
#5-05	March 15, 2005

GMP ANNOUNCES 2004 EARNINGS

COLCHESTER, VT…Green Mountain Power Corporation (NYSE: GMP) today announced 2004 consolidated earnings from continuing operations of $2.10 per share of common stock, diluted, compared with consolidated earnings from continuing operations of $2.01 per share of common stock, diluted, for the same period in 2003. The Company’s return on equity from its core utility operations was 10.3 percent, slightly below its allowed return on equity of 10.5 percent. The Company reported additional earnings of $0.10 per share from discontinued operations in the current year, reflecting diminished risk on litigation related to an inactive subsidiary investment that led to reversal of previously recorded reserves.

Earnings from continuing operations improved in 2004 primarily as a result of increased recognition of revenues deferred under a Vermont Public Service Board order described below, and from growth in retail sales of electricity to large and small commercial and industrial customers. Higher transmission expenses partially offset these benefits.

The Company’s 2003 Rate Plan, approved by the Vermont Public Service Board in December 2003, provided for a rate freeze for 2004, and retail rate increases of 1.9 percent (generating approximately $4 million in added annual revenues) in January 2005 and 0.9 percent (generating approximately $2 million in added annual revenues) in January 2006, upon the submission of supporting cost of service schedules. The first of these rate increases has been implemented effective January 1, 2005. The 2003 Rate Plan also allowed the Company to carry unused deferred revenue totaling approximately $3.0 million to 2004 and to recognize this revenue during 2004. “Our rate pact with Vermont regulators provided many important benefits for our customers including extending a period of rate stability, avoiding unnecessary litigation costs, and allowing us to focus on improved customer service,” said Christopher L. Dutton, President and Chief Executive Officer. “Our rates have not risen as much as many of our neighbors in New England, due principally to a contract we established with Morgan Stanley Capital Group, Inc., before the severe run-up in energy prices over the past two years. Our modest 2005 rate increase is the Company’s first since January 2001.”

Retail operating revenues for 2004 increased by $4.5 million or 2.3 percent compared with 2003, reflecting an increase in electricity sales and an increase in the recognition of revenues deferred under the December 2003 regulatory order discussed above. An improving economy and modest customer growth contributed to increased sales. Total retail megawatt hour sales of electricity increased by 1.8 percent in 2004, compared with the same period in 2003. Megawatt hour sales of electricity to large and small commercial and industrial customers increased by 3.3 percent and 2.0 percent, respectively, while sales to residential customers were flat when compared with 2003, reflecting normal, but milder weather conditions in 2004. Wholesale revenues in 2004 decreased by $56.2 million compared with 2003, reflecting reduced sales of electricity to Morgan Stanley Capital Group, Inc., under a contract designed to manage price risks associated with changing fossil fuel prices. The reduction in wholesale revenues did not adversely affect Company earnings in 2004 and is not expected to adversely affect future operating results.

Power supply expenses in 2004 decreased $53.3 million compared with 2003 due to decreased wholesale sales of electricity, principally those associated with the Morgan Stanley contract. Power supply expenses also decreased due to an increase in credits received by the Company from auctions of financial transmission rights designed to make areas in New England with inadequate transmission and generation pay a premium for energy delivery. Power supply expenses also declined due to reduced expenses to supply an option contract with Hydro-Quebec.

“We anticipate improved service and operating results in 2005,” said Mr. Dutton. “In addition to increased transmission investments resulting from Vermont Public Service Board approval of the Northwest Reliability Project, we will continue to expand utility services and use the resulting efficiencies to help offset rising energy costs. We are also investing in new meter technology that will reduce the Company’s use of estimated meter readings. We estimate 2005 operating results to be in the range of $2.08 to $2.23.”

Results of Sarbanes Oxley Section 404 Review

As part of its review of internal control over financial reporting, management has identified the following internal control deficiencies that together constitute a material weakness in our internal control over financial reporting in connection with our accounting for income taxes:

•	Failure to timely reconcile account balances including the preparation of a tax balance sheet as required by Statement of Financial Accounting Standards No. 109.

•	Incorrect accounting for tax accounts related to contributions in advance of construction, certain tax credits and non-regulated tax accounts.

•	Insufficient dedication of resources for the preparation, supervision and review of tax accounting.

A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. As a result of the material weakness in our accounting for income taxes, management will be unable to conclude that the Company’s internal control over financial reporting was effective as of December 31, 2004. Management’s assessment of the Company’s internal control over financial reporting will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Consequently, we expect Deloitte & Touche LLP will issue an adverse opinion with respect to the Company’s internal control over financial reporting in its attestation report on management’s assessment of the Company’s internal control over financial reporting. Deloitte & Touche LLP’s attestation report will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The material weakness identified by management will result in an immaterial reclassification of certain deferred tax liabilities to other deferred credit accounts on the Company’s balance sheet as of December 31, 2003. The reclassification did not affect the Company’s earnings, shareholders’ equity, or cash flows and is not expected to affect future earnings, shareholders’ equity, or cash flows.

In addition to the required use of a tax balance sheet in accordance with FAS 109, we intend to take the following actions to improve and remediate the material weakness in our internal control over financial reporting:

•	We will implement additional and enhanced internal reviews in the tax area, including tax rate reconciliations, commencing in the first quarter of 2005.

•	We will retain and implement an additional review by outside experts on tax accounting, including regulatory tax items, on a periodic basis commencing in the first quarter of 2005.

•	We will implement new tax accounting software to improve controls over complex spreadsheet models during the latter half of 2005.

We believe these actions will strengthen our internal control over financial reporting and address the material weakness identified by management.

The Company intends to file, no later than March 17, 2005, a Form 12b-25 with the Securities and Exchange Commission, which will give the Company an automatic extension of 15 calendar days for filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 in order to allow Deloitte & Touche LLP to complete its audit of the Company’s financial statements as of and for the year ended December 31, 2004 and its audit-related documentation. We expect to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 within that 15-day period.

	Annual Earnings Summary Year ended December 31,
	2004	2003	2002
	in thousands except per share amounts
Retail revenues	$206,164	$201,569	$203,962
Wholesale revenues	22,652	78,901	70,646

Total operating revenues	228,816	280,470	274,608

Net income	11,584	10,407	11,494
Net income applicable to common stock	11,584	10,404	11,398
Net income-continuing operations	11,059	10,325	11,299
Net income(loss)-discontinued operations	525	79	99

Basic earnings per share-continuing operations	$2.18	$2.08	$2.02
Basic earnings(loss) per share-discontinued operations	0.10	0.01	0.02

Basic earnings per common share	$2.28	$2.09	$2.04

Diluted earnings per share-continuing operations	$2.10	$2.01	$1.96
Diluted earnings(loss) per share-discontinued operations	0.10	0.01	0.02

Fully diluted earnings per common share	$2.20	$2.02	$1.98

Dividends declared per share	$0.8800	$0.7600	$0.6025
Weighted average shares of common stock outstanding-Basic	5,083	4,980	5,592
Weighted average shares of common stock outstanding-Diluted	5,254	5,140	5,756

Certain statements in this press release may be forward-looking in nature, or “forward-looking” statements as defined in the United States Securities Litigation Reform Act of 1995. Actual results may differ from those expressed or implied in forward-looking statements. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including regulatory and judicial decisions or legislation, changes in regional market and transmission rules, energy supply and demand and pricing, contractual commitments, availability, terms and use of capital, general economic and business environment, changes in technology, nuclear and environmental issues, industry restructuring and cost recovery (including stranded costs, and weather), difficulties encountered in the implementation of improvements in our internal control over financial reporting and other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties. The Company disclaims any obligation to update any information in this press release.

For further information, please contact Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418 or Robert Griffin, Vice President, Chief Financial Officer and Treasurer, at 802-655-8452.